Exhibit 10.5

ADVANCED MERGER PARTNERS, INC.

c/o Saddle Point Management, L.P.

555 West 57th Street, Suite 1326

New York, NY 10019

March 1, 2021

Saddle Point Management, L.P.

555 West 57th Street, Suite 1326

New York, NY 10019

Re:	Administrative Services and Consulting Agreement

Ladies and Gentlemen:

This letter agreement by and between Advanced Merger Partners, Inc. (the “Company”) and Saddle Point Management, L.P. (“Provider”), dated as of the date hereof, will confirm our agreement that, commencing on the effective date (the “Effective Date”) of the Registration Statement on Form S-1 filed with the U.S. Securities and Exchange Commission (the “Registration Statement”) for the Company’s initial public offering and continuing until the earlier of the consummation by the Company of an initial business combination or the Company’s liquidation (in each case as described in the Registration Statement) (such period hereinafter referred to as the “Term”):

i.

Provider shall make available, or cause to be made available, to the Company, at 555 West 57th Street, Suite 1326, New York, NY 10019 (or any successor location of Provider), certain office space and administrative support services as may be provided to members of the Company’s management team and reasonably required from time to time by the Company. In exchange therefor, the Company shall pay Provider the sum of $10,000 per month during the Term. For the avoidance of doubt, if the Company elects to procure such services directly from a third party and not the Provider during any portion of the Term, the Company shall not pay such fee to the Provider during such period.

ii.

Provider shall make available certain of its investment team and other professionals from time to time to provide services to the Company including financial, economic, valuation, administrative, legal, compliance and other services in connection with any transaction, or contemplated transaction, including analysis of potential merger candidates and research and analysis with respect thereto.

iii.

The Company shall reimburse and otherwise pay Provider the sum of $30,000 per month for additional administrative expenses (not covered by the $10,000 monthly payment set forth in (i) above), which aggregate amount shall be subject to, and payable upon, the consummation by the Company of an initial business combination and shall be payable regardless of whether the amounts payable under paragraph (i) above are paid to Provider or not.

iv.

Provider hereby irrevocably waives any and all right, title, interest, causes of action and claims of any kind as a result of, or arising out of, this letter agreement (each, a “Claim”) in or to, and any and all right to seek payment of any amounts due to it out of, the trust account established for the benefit of the public stockholders of the Company and into which substantially all of the proceeds of the Company’s initial public offering will be deposited (the “Trust Account”), and hereby irrevocably waives any Claim it may have in the future, which Claim would reduce, encumber or otherwise adversely affect the Trust Account or any monies or other assets in the Trust Account, and further agrees not to seek recourse, reimbursement, payment or satisfaction of any Claim against the Trust Account or any monies or other assets in the Trust Account for any reason whatsoever.

v.

The Company agrees to provide indemnification, contribution and reimbursement to Provider and certain other parties in accordance with, and the Company further agrees to be bound by the other provisions set forth in, Schedule A attached hereto, which Schedule A is incorporated herein and made a part hereof.

This letter agreement constitutes the entire agreement and understanding of the parties hereto in respect of its subject matter and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby.

This letter agreement may not be amended, modified or waived as to any particular provision, except by a written instrument executed by all parties hereto.

No party hereto may assign either this letter agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee.

This letter agreement constitutes the entire relationship of the parties hereto, and any litigation between the parties (whether grounded in contract, tort, statute, law or equity) shall be governed by, construed in accordance with, and interpreted pursuant to the laws of the State of New York, without giving effect to its choice of laws principles.

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Very truly yours,

ADVANCED MERGER PARTNERS, INC.

By:	/s/ Roy J. Katzovicz
Name:	Roy J. Katzovicz
Title:	Chief Executive Officer

AGREED TO AND ACCEPTED BY:

SADDLE POINT MANAGEMENT, L.P.

By:	/s/ Roy J. Katzovicz
Name:	Roy J. Katzovicz
Title:	Chief Executive Officer

SCHEDULE A

This Schedule is attached to, and constitutes a material part of, that certain Administrative Services and Consultant Agreement (the “Agreement”) dated March 1, 2021, between Advanced Merged Partners, Inc. (the “Company”) and Saddle Point Management, L.P. (“Provider”). Unless otherwise noted, all capitalized terms used herein shall have the meanings set forth in the Agreement.

As a material part of the consideration for the agreement of Provider to furnish its services under the Agreement, the Company agrees (i) to indemnify and hold harmless Provider and its affiliates, and their respective past, present and future directors, officers, partners, members, employees, agents, representatives and advisors (each, a “Provider Party” and collectively, the “Provider Parties”), to the fullest extent lawful, from and against any and all losses, claims, damages or liabilities (or actions in respect thereof), joint or several, arising out of or related to Provider’s engagement under, or any matter referred to in, the Agreement, and (ii) to reimburse each Provider Party for all expenses (including, without limitation, the fees and expenses of counsel) as they are incurred in connection with investigating, preparing, pursuing, defending, settling, compromising or otherwise becoming involved in any action, suit, dispute, inquiry, investigation or proceeding, pending or threatened, brought by or against any person or entity (including, without limitation, any shareholder or derivative action or any claim to enforce the Agreement), arising out of or related to Provider’s engagement under, or any matter referred to in, the Agreement. However, the Company shall not be liable under the foregoing indemnification provision for any loss, claim, damage or liability which arises out of any action or failure to act by such Provider Party (other than an action or failure to act undertaken at the request or with the consent of the Company) and is finally judicially determined by a court of competent jurisdiction to have resulted primarily from the willful misconduct or gross negligence of such Provider Party.

If for any reason the foregoing indemnification or reimbursement is unavailable to any Provider Party or insufficient to fully indemnify any Provider Party or hold it harmless in respect of any losses, claims, damages, liabilities or expenses referred to in subsections (i) or (ii) of such indemnification or reimbursement provisions, then the Company shall contribute to the amount paid or payable by such Provider Party as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative benefits received by the Company, on the one hand, and Provider, on the other hand, in connection with the matters contemplated by the Agreement. If, however, the allocation provided by the immediately preceding sentence is not permitted by applicable law, then the Company shall contribute to such amount paid or payable by such Provider Party in such proportion as is appropriate to reflect not only such relative benefits, but also the relative fault of the Company (and its affiliates, and their respective directors, employees, agents and other advisors), on the one hand, and such Provider Party, on the other hand, in connection therewith, as well as any other relevant equitable considerations. Notwithstanding the foregoing, in no event shall the Provider Parties be required to contribute an aggregate amount in excess of the amount of fees actually received by Provider from the Company pursuant to the Agreement. Relative benefits received by the Company, on the one hand, and Provider, on the other hand, shall be deemed to be in the same proportion as (i) the total value paid or received or contemplated to be paid or received by the Company, and its security holders, creditors, and other affiliates, as the case may be, pursuant to the transaction(s) (whether or not consummated) contemplated by the engagement hereunder, bears to (ii) the fees received by Provider under the Agreement. The Company shall not settle, compromise or consent to the entry of any judgment in or otherwise seek to terminate any pending or threatened action, suit, dispute, inquiry, investigation or proceeding arising out of or related to Provider’s engagement under, or any matter referred to in, the Agreement (whether or not an Provider Party is an actual or potential party thereto), or participate in or otherwise facilitate any such settlement, compromise, consent or termination by or on behalf of any person or entity, unless such settlement, compromise, consent or termination contains a release of the Provider Parties reasonably satisfactory in form and substance to Provider.

The Company further agrees that neither Provider nor any other Provider Party shall have any liability (whether direct or indirect and regardless of the legal theory advanced) to the Company or any person or entity asserting claims on behalf of or in right of the Company arising out of or related to Provider’s engagement under, or any matter referred to in, the Agreement, except for losses, claims, damages or liabilities incurred by the Company which arise out of any action or failure to act by such Provider Party (other than an action or failure to act undertaken at the request or with the consent of the Company) and are finally judicially determined by a court of competent jurisdiction to have resulted primarily from the willful misconduct or gross negligence of such Provider Party. The indemnity, reimbursement, and other obligations and agreements of the Company set forth in the Agreement (i) shall, for the avoidance of doubt, apply to any activities or actions arising out of or related to Provider’s engagement under, or any matter referred to in, the Agreement, prior to the date hereof, and to any modifications of the Agreement, and (ii) shall be in addition to any obligation or liability which the Company may otherwise have to any Provider Party. The Company agrees that Provider would be irreparably injured by any breach of any such obligations or agreements, that money damages alone would not be an adequate remedy for any such breach and that, in the event of any such breach, Provider shall be entitled, in addition to any other remedies, to injunctive relief and specific performance.